Exhibit 99.1

CARTER’S ANNOUNCES PRICING OF TENDER OFFER

Atlanta, GA – June 29, 2005 – Carter’s, Inc. announced today the pricing terms of the previously announced cash tender offer and consent solicitation by its subsidiary, The William Carter Company (“TWCC”), for its outstanding 10.875% Senior Subordinated Notes due 2011 (CUSIP No. 146303AE2 and ISIN US146303AE25) (the “Notes”).

The total consideration for each $1,000 principal amount of Notes validly tendered and not revoked prior to 5:00 p.m., New York City time, on June 22, 2005 (the “Consent Payment Deadline”) is $1,123.21, which includes a consent payment of $30.00.  The total consideration was determined by reference to a fixed spread of 50 basis points over the bid-side yield of the 2-3/8 percent U.S. Treasury Note due August 15, 2006, which was calculated at 2:00 p.m., New York City time, on June 29, 2005.  The reference yield and the tender offer yield are 3.600% and 4.100%, respectively.  In addition, holders will receive accrued and unpaid interest on the Notes up to, but not including, the payment date for the offer, which is expected to be on or about July 14, 2005.

As of the Consent Payment Deadline, TWCC had received tenders and consents for 100% of the outstanding Notes.

The tender offer is scheduled to expire at 9:00 a.m., New York City time, on July 14, 2005, unless extended.

The complete terms and conditions of the tender offer and consent solicitation are described in the Offer to Purchase and Consent Solicitation Statement dated June 9, 2005 (the “Offer to Purchase”), copies of which may be obtained from Global Bondholder Services Corporation, the information agent for the tender offer and consent solicitation, at (866) 470-3800 (U.S. toll-free) and (212) 430-3774 (collect). Banc of America Securities LLC is the exclusive dealer manager and solicitation agent for the tender offer and consent solicitation. Additional information concerning the tender offer and consent solicitation may be obtained by contacting Banc of America Securities LLC, High Yield Special Products, at (888) 292-0070 (U.S. toll-free) or (704) 388-9217 (collect).

This announcement is not an offer to purchase, a solicitation of an offer to purchase or a solicitation of consents with respect to any securities.  The tender offer and consent solicitation are being made solely by the Offer to Purchase.

About Carter’s, Inc.

Carter’s is the nation’s largest branded marketer of children’s apparel for ages newborn to six years old.  The Carter’s brand is sold through over 4,000 department and national chain stores and through more than 180 Carter’s-operated retail stores.  Carter’s Child of Mine and Just One Year brands are available at Wal-Mart and Target, respectively. Carter’s is headquartered in Atlanta, Georgia.  See www.carters.com.

Certain statements contained in this release contain “forward-looking statements.” These statements may be identified by the use of forward-looking words or phrases such as “anticipate,” “believe,” “could,” “expect,” “intend,” “look forward,” “may,” “planned,” “potential,” “should,” “will” and “would.” Such forward-looking statements are inherently subject to known and unknown risks and uncertainties. TWCC’s actual actions or results may differ materially from those expected or anticipated in the forward-looking statements. Specific factors that might cause such a difference include, but are not limited to: TWCC’s ability to manufacture, source and ship new and continuing products on a timely basis and the acceptance of those products by customers and consumers at prices that will be sufficient to profitably recover development, manufacturing, marketing, royalty and other costs of products; economic and public health conditions, including factors which impact the retail market or TWCC’s ability to manufacture and deliver products, higher fuel and commodity prices, higher transportation costs, currency fluctuations and government regulation and other conditions in the various markets in which TWCC operates throughout the world; work stoppages, slowdowns or strikes, which may impact TWCC’s ability to manufacture or deliver product; the impact of competition on revenues, margins and other aspects of TWCC’s business, including the ability to secure, maintain and renew popular licenses and the ability to attract and retain talented employees in a competitive environment; market conditions, third-party actions or approvals and the impact of competition that could delay or increase the cost of implementation of TWCC’s consolidation programs or alter TWCC’s actions and reduce actual results; the risk that anticipated benefits of acquisitions may not occur or be delayed or reduced in their realization; and other risks and uncertainties as may be detailed from time to time in TWCC’s public announcements and SEC filings. TWCC undertakes no obligation to make any revisions to the forward-looking statements contained in this release or to update them to reflect events or circumstances occurring after the date of this release.